EXHIBIT 99.1



                                PRESS RELEASE

                            FOR IMMEDIATE RELEASE



                    GS FINANCIAL CORP. DECLARES DIVIDEND

                   Metairie, Louisiana, January 18, 2006

     Metairie, Louisiana - Albert J. Zahn, Jr., Chairman of the Board of Directors of GS Financial Corp. (Nasdaq: "GSLA"), holding company for Guaranty Savings and Homestead Association, announced that the Board of Directors, at its meeting on January 17, 2006, declared a quarterly cash dividend of $.10 per share. The dividend is payable to shareholders of record as of January
31, 2006 and will be paid on February 15, 2006.

     GS Financial Corp. provides community banking services through its wholly-owned subsidiary, Guaranty Savings and Homestead Association, a Louisiana chartered savings association, in the metropolitan New Orleans area.


Contact:  Stephen E. Wessel
(504) 457-6220